Exhibit T3A-76

Duplicate For File Number 649764 Certificate of Incorporation I hereby certify that WEATHERFORD IRISH HOLDINGS LIMITED is this day incorporated under the Companies Act 2014, and that the company is a Private Company Limited by Shares. Given under my hand at Dublin, this Friday, the lOth day of May, 2019 for Registrar of Companies